IEG Holdings Limited ACN 131 987 838

Investment Evolution Global Corporation

Mr. Amazing Loans

Australian Rights Sales

Agreement

BRISBANE

Level 7, 300 Queen Street, Brisbane 4000, Australia

Tel 61 7 3001 922 2 Fax: 61 7 3001 9299

SYDNEY

Level 5, 19 Pitt Street, Sydney 2000, Australia

Tel: 61 2 9336 8600 Fax; 61 2 9336 8699

www.clarkekann.com.au

Mr Amazing Loans Australian Rights Sale Agreement Final 300613

DATED	30th June	2013

PARTIES

IEG HOLDINGS LIMITED ACN 131 987 838 of Suite 1, 47 Burwood Road, Whitebridge NSW 2290 Australia (“IEGH”)

INVESTMENT EVOLUTION GLOBAL CORPORATION of 6160 West Tropicana Avenue, Suite E-13, Las Vegas Nevada 89103 USA (“IEGC”)

BACKGROUND

A.	On 30 June 2013, IEGH and IEGC entered into the Australian Rights Sales Agreement (“Australian Agreement”) under which IEGC was granted the rights to conduct the Mr. Amazing Loans business throughout Australia in perpetuity (“Australian Rights”).

B.	IEGC wishes to acquire the Australian Rights.

C.	As between IEGH and IEGC, IEGH has agreed to transfer the Australian Rights to IEGC.

D.	In order to effect a transfer of the Australian Rights, IEGH requires IEGC to pay the sum of USD $1,500,000 (“Australian Rights Fee”) to IEGH, so that IEGC assumes all rights and obligations under the Australian Agreement with effect on and from 30 June 2013 (“Effective Date”). The Australian Rights will be transferred on the Effective Date with any balance owing from the Australian Rights Fee due by 31st December 2013.

OPERATIVE PROVISIONS

1.	Definitions and Interpretation

In the interpretation of this Deed, unless inconsistent with the subject or context each of the expressions defined in Part 1 of Schedule 1 shall have the meaning there assigned to it and the provisions of Part 2 of Schedule 1 shall apply.

2.	General

2.1	Confidentiality

(a)	Subject to clause 2.1(b) the contents of this Deed and all books documents and information made available to any party for the purposes of entering into this Deed or in the course of the performance of this Deed shall be kept confidential by the parties and shall not be disclosed to any other person without the written consent of the other party, which consent is not to be unreasonably withheld.

(b)	Clause 2.1(a) shall not apply to any disclosure:

(i)	required by law;

(ii)	required by any applicable stock exchange listing rules;

(iii)	to solicitors, barristers, accountants or other professional advisers under a duty of confidentiality;

Mr Amazing Loans Australian Rights Sale Agreement Final 300613	1

(iv)	by a party to its bankers or other financial institutions, to the extent required for the purpose of raising funds or maintaining compliance with credit arrangements;

(v)	required by this Deed or necessary for or incidental to the performance of the obligations and duties contained in this Deed; and

(vi)	of information in the public domain otherwise than due to a breach of clause 2.1(a).

(c)	A party may disclose the terms of this Deed to its advisers under a duty of confidence.

2.2	Counterparts

If this Deed consists of a number of counterparts, each is an original and all of the counterparts together constitute the same document.

2.3	Entire Deed

This Deed constitutes the full and complete understanding between the parties with respect to the subject matter of this Deed.

2.4	Further Assurances

Each party must do everything assign all documents reasonably necessary or desirable to give full effect to this Deed.

2.5	Governing Law

This Deed shall be governed by and construed in accordance with the law of New South Wales and each of the parties hereby submits to the non-exclusive jurisdiction of the New South Wales Courts.

2.6	Waiver and Variation

A provision of or a right created under this Deed may not be:

(a)	waived except in writing signed by the party granting the waiver; or

(b)	varied except in writing signed by the parties.

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SCHEDULE 1

Terms

1.	Definitions and Interpretation

In the interpretation of these Terms and Conditions (“Terms”), unless inconsistent with the subject or context each of the expressions defined in Part 1 of Schedule 1 shall have the meaning there assigned to it and the provisions of Part 2 of Schedule 1 shall apply.

2.	Term of Australian Rights

These Terms remain in effect from the date of this contract in perpetuity.

3.	Grant of Australian Rights

3.1	Grant

IEGH grants to IEGC the exclusive rights to:

(a)	operate the Business and sell the Products;

(b)	use the Permitted Trading Name; and

(c)	use IEGH Intellectual Property;

for the Term within the Territory (collectively the “Australian Rights”).

3.2	Acknowledgements regarding Intellectual Property

(a)	IEGH acknowledges that it will raise no objection and will give all necessary consents, to enable IEGC to register in the Territory (in its own name) any trade mark or other Intellectual Property registration which includes the words ‘Investment Evolution’, ‘IE Global Bank’, ‘Mr Amazing’ or ‘Mr Amazing Loans’ or any similar variations of these words.

(b)	For the avoidance of doubt nothing in this Deed prohibits or limits IEGC’s ability to use any names associated with the words ‘Investment Evolution’, ‘IE Global Bank’, ‘Mr Amazing’ or ‘Mr Amazing Loans’ (or any similar variations of these words) in the Territory.

3.3	Sub-licences

IEGC may grant sub-licences of the Australian Rights or any part of it on terms not inconsistent with these Terms.

4.	Promotion and Support

4.1	Promotion by IEGC

IEGC:

(a)	is responsible for all costs associated with any advertising, marketing or promoting activity that it undertakes in respect of the Australian Rights;

(b)	must diligently work to promote and make every effort to steadily increase the Australian Rights by such advertisements, signs, entries in telephone and trade directories and other forms of publicity and by distributing to customers and prospective customers in the most effective manner point of service advertising material;

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(c)	must use every reasonable means at its disposal to conduct the Australian Rights so as to promote the System;

(d)	exploit the Australian Rights honourably and ethically;

(e)	must not do anything that may bring the Australian Rights or IEGH into disrepute.

5.	General Obligations of IEGC

5.1	Good Faith

The parties shall in all matters act loyally and faithfully towards each other.

5.2	General Conduct

IEGC shall conduct the Australian Rights in an orderly and business-like manner.

5.3	Protection of Intellectual Property

IEGC must:

(a)	not cause or permit anything to be done which may damage or endanger IEGH Intellectual Property;

(b)	promptly notify IEGH of any suspected infringement of IEGH Intellectual Property;

(c)	IEGC shall take all reasonable action as IEGH shall direct (at the expense of IEGH) in relation to any suspected infringement of IEGH Intellectual Property;

(d)	compensate IEGH for any use by IEGH Intellectual Property otherwise than in accordance with these Terms;

(e)	procure registration of the Trade Mark in the Territory in its name;

(f)	not use IEGH Intellectual Property otherwise than directly in the Business;

(g)	must not use the Permitted Trading Name or any derivation of it in its corporate name;

5.4	Confidential Information

IEGC shall not at any time during or after the Term divulge or allow to be divulged to any person any confidential information other than to persons who have signed a secrecy undertaking in a form approved by IEGH.

5.5	Reputation

IEGC must, throughout the Term, protect and promote the goodwill associated with the System.

5.6	Act as Principal

IEGC shall, in all correspondence and other dealings, relating directly or indirectly to the Business, clearly indicate that it is acting as principal.

5.7	Orderly Conduct

IEGC must conduct the Australian Rights business in an orderly and businesslike manner.

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5.8	Compliance with Laws and Regulations

IEGC must comply with all applicable laws, by-laws and regulations issued by any governmental or semi-governmental body applicable to the Australian Rights or its conduct.

5.9	Employees

IEGC:

(a)	must ensure that its office holders and employees behave in a professional manner, and do not engage in any behaviour which is unlawful, may mislead, confuse or attempt to knowingly prejudice the legal rights of any customer;

(b)	is responsible for any loss or liability incurred as a result of inappropriate behaviour by IEGC employees;

(c)	must if it becomes aware of any inappropriate behaviour by its employees, take immediate action to rectify the behaviour.

6.	Indemnities

6.1	By IEGH

IEGH indemnifies IEGC from and against any and all Loss, suffered or incurred by IEGC in the course of conducting the Global Franchise because of:

(a)	any act, neglect or default of IEGH or its agents, employees or licensees;

(b)	the proven infringement of the Intellectual Property rights of any third party;

provided that such Loss has not been suffered or incurred by IEGC as a result of its default of these Terms.

6.2	By IEGC

IEGC indemnifies IEGH from and against any and all loss, damage or liability whether criminal or civil suffered and legal fees and costs incurred by IEGH because of:

(a)	any neglect or default of IEGC or his agents, employees, licensees or customers in connection with the Australian Rights; or

(b)	any other reason so long as such loss, damage, liability, fees or costs resulted from the Australian Rights and was not due to any default of IEGH.

7.	Non-Competition

7.1	Definitions of Scope of Restraint

For the purposes of this clause:

(a)	a “Restraint Period” means any of the following periods after termination of this Terms:

(i)	2 years;

(ii)	18 months;

(iii)	12 months;

(iv)	6 months.

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(b)	a “Restraint Area” means any one of the following regions:

(i)	within a 20 kilometre radius from a Sales Outlet in the Territory; or

(ii)	within a 10 kilometre radius from a Sales Outlet in the Territory; or

(iii)	within a 5 kilometre radius from a Sales Outlet in the Territory; or

(iv)	within a 2 kilometre radius from a Sales Outlet in the Territory

7.2	Restraint

In consideration of the sale of rights under these Terms, IEGH agrees that it shall not, and must procure that any Associates do not, during any of the Restraint Periods within any of the Restraint Areas, without the prior written consent of IEGC:

(a)	conduct, carry on or promote on their own account, in partnership, joint venture or otherwise be concerned or interested indirectly or through any interposed company, trust or partnership and whether as trustee, principal, agent, shareholder, unitholder, independent contractor, consultant, adviser or in any other capacity, the Business or any business similar to or competitive with the Business; or

(b)	solicit, employ or engage, or endeavour to solicit, employ or engage, whether on their own account or for any other person, any employee, officer or consultant of or to IEGC, from IEGC whether or not such person would commit any breach of contract by reason of leaving the service or employment of IEGC; or

(c)	solicit, canvass or secure the custom of any person who is at the termination of these Terms, or was within 6 months prior to the termination of these Terms, a customer of the Australian Rights.

7.3	Restraints are independent

Each of the restraints contained in clause 7.1 (resulting from the various combinations of the Restraint Periods and the Restraint Areas) constitutes and is to be construed as a separate, severable and independent provision from the other restraints (but cumulative in overall effect) as regards IEGH and clause 7.2 applies to each of those restraints.

7.4	Restraints reasonable in scope and duration

IEGH acknowledges, agrees and declares that each of the restraints contained in this clause 7 is reasonable in its scope and duration having regard to the interests of each party to these Terms and goes no further than is reasonably necessary to protect IACE’s interests as owner of the Business.

8.	General

8.1	Assignment

Other than as set out in this Deed no party can assign its interest in these Terms without the prior written consent of the other.

8.2	GST

(a)	Words or expressions used in this clause that are defined in the A New Tax System (Goods and Services Tax) Act 1999 have the same meaning in this clause.

(b)	If a party (“supplier”) makes a supply to a party (“recipient”) under or in connection with this Terms on which GST is imposed (not being a supply the consideration for which is specifically described in this contract as “GST inclusive”):-

Mr Amazing Loans Australian Rights Sale Agreement Final 300613	4

(i)	the recipient must pay the supplier an additional amount equal to the amount or value of the consideration payable or to be provided by the other party for the supply multiplied by the rate of GST applicable to that supply; and

(ii)	the additional amount must be paid with the consideration on which it is calculated.

(c)	If a payment to a party is the reimbursement, or indemnification, of a loss or expense incurred by that party, then the payment must be reduced by the amount of any input tax credit to which that party is entitled for that loss or expense.

(d)	The supplier must provide a tax invoice to the recipient.

8.3	Attorney - No Notice of Revocation

Each Attorney executing this Terms acknowledges that at the time of execution of this Terms no notice of the revocation of the power of attorney under the authority of which he the Attorney executed this Terms has been received by any of them.

8.4	Confidentiality

(a)	Subject to clause 8.4(b), the contents of these Terms and all books documents and information made available to any party for the purposes of entering into these Terms or in the course of the performance of this Terms shall be kept confidential and shall not be disclosed to any other person without the written consent of the other parties, which consent is not to be unreasonably withheld.

(b)	Clause 8.4(a) shall not apply to any disclosure:

(i)	required by law;

(ii)	required by any applicable stock exchange listing rules;

(iii)	to solicitors, barristers, accountants or other professional advisers under a duty of confidentiality;

(iv)	by a party to its bankers or other financial institutions, to the extent required for the purpose of raising funds or maintaining compliance with credit arrangements, if such banker or financial institution first gives a binding covenant to the other parties to maintain confidentiality, in form and substance satisfactory to the other parties;

(v)	required by these Terms or necessary for or incidental to the performance of the obligations and duties contained in these Terms; and

(vi)	of information in the public domain otherwise than due to a breach of clause 16.4(a).

(c)	A party may disclose the terms of these Terms to its advisers under a duty of confidence.

8.5	Counterparts

If these Terms consist of a number of counterparts, each is an original and all of the counterparts together constitute the same document.

8.6	Dispute Resolution

(a)	If any dispute, controversy or claim arises out of or in respect of these Terms, the parties shall endeavour to resolve the matter by negotiation, and failing negotiation, the parties shall refer same to conciliation administered by such person or organisation as the parties may determine by agreement or, failing agreement by the Australian Commercial Disputes Centre.

(b)	The conciliation of any dispute, controversy or claim referred to in clause 8.6(a) shall be conducted at Sydney or at such other place as the parties may agree.

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(c)	The conciliation shall be held in accordance with the rules laid down by the Conciliator.

(d)	Once the conciliation has commenced, a party shall not commence proceedings in any Court in respect of a matter touching or concerning the subject matter of the conciliation unless it has first given written notice to the other party that it has abandoned the conciliation.

(e)	Any document prepared for or in anticipation of or statements, admissions or concessions made by or on behalf of the parties during the conciliation proceedings shall, without prejudice to the rights of the respective parties, be inadmissible in any proceedings in any Court.

8.7	Entire Agreement

These Terms constitute the full and complete understanding between the parties with respect to the subject matter of these Terms.

8.8	Further Assurances

Each party must take all steps, execute all documents and do everything necessary or desirable to give full effect to any of the transactions contemplated by these Terms.

8.9	Governing Law

These Terms shall be governed by and construed in accordance with the law of New South Wales and each of the parties submits to the non-exclusive jurisdiction of the New South Wales Courts.

8.10	No Partnership

Nothing in these Terms is to be construed as creating or evidencing a relationship of partnership.

8.11	Notices

(a)	All notices and other communications provided for or permitted under these Terms or otherwise shall be sent by certified or registered mail with postage prepaid, by hand delivery or by facsimile transmission to the parties as detailed in Schedule 2.

(b)	All such notices or communications shall be deemed to have been duly given or made:

(i)	5 working days after being deposited in the mail with postage prepaid; or

(ii)	when delivered by hand; or

(iii)	if sent by facsimile transmission, on production of a report from the sending machine which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

8.12	Severance

If any provision of these Terms offends any law applicable to it and is as a consequence illegal, invalid or unenforceable then:

(a)	where the offending provision can be read down so as to give it a valid and enforceable operation of a partial nature it must be read down to the extent necessary to achieve that result; and

(b)	in any case the offending provision must be severed from this Terms in which event the remaining provisions of the Terms operate as if the severed provision had not been included.

8.13	Waiver and Variation

A provision of or a right created under these Terms may not be:

(a)	waived except in writing signed by the party granting the waiver; or

(b)	varied except in writing signed by the parties.

8.14	Warranties and Representations

Any warranties and representations given under these Terms survive termination of these Terms.

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SCHEDULE 1

Part 1 - Definitions

In these Terms, unless the subject or context is inconsistent, each of the following expressions shall have the meaning assigned to it below:

Associate	means in relation to a person, means any person that is associated with that first mentioned person within the meaning of Clause 1.2 of Division 2 of the Corporations Act 2001 and any person that controls, is controlled by or is under common control with that first-mentioned person. For the purposes of this definition, “control” in relation to a person means direct or indirect control of the management or policies of that person, including control that is exercisable as a result or by means of arrangements or practices, whether or not having legal or equitable force, and whether or not based on legal or equitable rights, and cognate expressions are to be construed accordingly.

IEGH Intellectual Property	means all Intellectual Property owned by IEGH in relation to the Business, including any client lists, the Trade Mark, Trade Name and Permitted Trading Name described in Schedule 2, Item 2.

Business	means the business being carried on by IEGH as a provider of consumer finance in the consumer finance market.

Intellectual Property	means all copyright and neighbouring rights, all eligible circuit layout rights, all registrable design rights, patents and patent applications, all confidential information, trade secrets, expressed know-how and all registered and unregistered trade marks (including service marks), or any rights to registration of these rights, existing in Australia or elsewhere whether arising before or after the date of these Terms.

Loss	means loss, damage or liability of any kind.

Permitted Trading Name	refer to Schedule 2, Item 2(a).

Products	refer to Schedule 2, Item 3.

Sales Outlets	means the locations from which IEGC or any sub-licensee operates the Business.

System	means the operation of the Business in accordance with the Operating Manual using IEGH Intellectual Property and all know-how, trade secrets, methods of operating, insignia, identifying materials, methods of advertising, style and character of equipment and insurance arrangements as set out in the Operating Manual and these Terms.

Term	means the term of the Australian Rights set out in Schedule 2, Item 1.

Terms	means these terms.

Territory	refer to Schedule 2, Item 5.

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Part 2 - Interpretation

In these Terms:

1.	headings are for convenience only and do not affect the interpretation of these Terms;

2.	reference to any statute or statutory provision shall include any modification or re-enactment of, or any legislative provisions substituted for, and all legislation and statutory instruments issued under such legislation or such provision;

3.	words denoting the singular shall include the plural and vice versa;

4.	words denoting individuals shall include corporations, associations, trustees, instrumentalities and partnerships and vice versa;

5.	words denoting any gender shall include all genders;

6.	references to Parties, Parts, clauses, Annexures and Schedules are references to Parties, Parts, clauses, Annexures and Schedules to these Terms as modified or varied from time to time;

7.	references to any document, deed or agreement shall include references to such document or agreement as amended, novated, supplemented, varied or replaced from time to time;

8.	a party includes the party’s representatives, administrators and permitted assigns;

9.	all references to dates and times are to Sydney time;

10.	all references to “$” and “dollars” are to the lawful currency of USA unless otherwise expressly stated; and

11.	if a party consists of more than one person this binds them jointly and each of them severally;

12.	“including” and similar expressions are not words of limitation;

13.	where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning;

14.	“related body corporate”, “subsidiary” and “holding company” have the meaning provided by Section 9 of the Corporations Law.

15.	Reference to any body other than a party to this document (including, without limitation, an institute, association or authority), whether or not it is a statutory body:

(a)	which ceases to exist; or

(b)	whose powers or function are transferred to any other body,

refers to the body which replaces it or which substantially succeeds to its powers or functions.

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SCHEDULE 2

1.	Term of Australian Franchise

The period on and from 30th June 2013 in perpetuity.

2.	IEGH Intellectual Property

(a)	Trade Mark:

(b)	Trade Name:	Mr. Amazing Loans

(c)	Trade Mark:

(d)	Trade Name:	Investment Evolution

3.	Permitted Trading Name

Mr. Amazing Loans.

IEGH acknowledges that it will raise no objection and will give all necessary consents, to enable IEGC to register in the Territory (in its own name) any trade mark or other Intellectual Property registration which includes the words ‘Investment Evolution’, ‘IE Global Bank’, ‘Mr Amazing’ or ‘Mr Amazing Loans’ or any similar variations of these words.

For the avoidance of doubt nothing in this Deed prohibits or limits IEGH’s ability to use any names associated with the words ‘Investment Evolution’, ‘IE Global Bank’, ‘Mr Amazing’ or ‘Mr Amazing Loans’ (or any similar variations of these words ) in the Territory.

4.	Products

All of the financial products of IEGH and its Associates

5.	Territory

Anywhere in Australia.

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6.	Notices

(a)	If to IEGH:

IEG Holdings Limited
Suite 1, 47 Burwood Road, Whitebridge NSW 2290 Australia

(b)	If to IEGC:

Investment Evolution Global Corporation
6160 West Tropicana Avenue, Suite E-13, Las Vegas Nevada 89103 USA

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ACKNOWLEDGEMENT

The parties hereby formally acknowledge and agree to the terms set out in this document.

Dated: 30th June 2013

SIGNED by IEG HOLDINGS LIMITED ACN 131 987 838 in )
accordance with section 127 of the Corporations Act 2001)
(Cth))

Director	Director

Paul Mathieson	Sam Prasad
Name (print)	Name (print)

EXECUTED by INVESTMENT EVOLUTION GLOBAL	)
CORPORATION	)
)

President/Sole Director

Paul Mathieson
Name (print)

Mr Amazing Loans Australian Rights Sale Agreement Final 300613	1

EXECUTION PAGE - Australian Rights Sale Agreement

SIGNED by IEG HOLDINGS LIMITED ACN 131 987 838 in )
accordance with section 127 of the Corporations Act 2001)
(Cth))

Director	Director

Paul Mathieson	Sam Prasad
Name (print)	Name (print)

EXECUTED by INVESTMENT EVOLUTION GLOBAL	)
CORPORATION	)
)

President/Sole Director

Paul Mathieson
Name (print)

Mr Amazing Loans Australian Rights Sale Agreement Final 300613	1